Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:

ING Bank Ukraine, Kiev, Ukraine
State Street Bank and Trust Company U.K. Branch,
United Kingdom
Banco Itau Uruguay S.A., Montevideo, Uruguay
Citibank, N.A., Caracas, Venezuela
HSBC Bank (Vietnam) Limited, Ho Chi Minh City, Vietnam
Standard Chartered Bank of Zambia PLC, Lusaka, Zambia
Barclays Bank of Zimbabwe Limited, Harare, Zimbabwe
Citigroup Pty. Limited, Melbourne, Australia
HSBC Bank Middle East Limited, Kuwait City, Kuwait
HSBC Bank Middle East Limited, Dubai,
United Arab Emirates
Credit Suisse AG, Zurich, Switzerland
HSBC Bank Middle East Limited, Abu Dhabi,
United Arab Emirates
Deutsche Bank AG, Netherlands, Lisbon, Portugal
Standard Chartered Bank (Taiwan) Limited, Taipei, Taiwan Unicredit Bulbank AD, Sofia, Bulgaria
Zagrebacka Banka d.d., Zagreb, Croatia
UniCredit Bank Czech Republic A.S., Prague, Czech Republic UniCredit Bank Slovakia A.S., Bratislava, Slovak Republic Unicredit Bank d.d. Mostar, Federation of Bosnia and Herzegovina Unicredit Bank d.d. Banja Luka, Republic of Srpska
China Construction Bank, Hong Kong, People's Republic of China State Street Bank & Trust Co. U.K. Branch, London, Ireland UniCredit Bank d.d., Sarajevo, Federation of Bosnia and Herzegovina

Type of Custody:  Foreign Custodian Rule 17f-5